Exhibit 23.2

Consent of Independent Auditors

The Board of Directors
Aspen Refrigerants, Inc. (formerly known as Airgas Refrigerants, Inc.):

We consent to the use of our report dated September 13, 2017, with respect to the balance sheets of Airgas Refrigerants, Inc. as of December 31, 2016, March 31, 2016 and March 31, 2015, and the related statements of operations, changes in stockholder’s equity, and cash flows for the nine-month period ended December 31, 2016 and the years ended March 31, 2016 and March 31, 2015, and the related notes, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Philadelphia, Pennsylvania
April 27, 2018